taitweller.com

May 4, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Destinations Large Cap Equity Fund, Destinations Small-Mid Cap Equity Fund, Destinations International Equity Fund, Destinations Equity Income Fund, Destinations Real Assets Fund, Destinations Core Fixed Income Fund, Destinations Low Duration Fixed Income Fund, Destinations Global Fixed Income Opportunities Fund, Destinations Municipal Fixed Income Fund and Destinations Multi Strategy Alternatives Fund (the “Funds”), each a series of Brinker Capital Destinations Trust (the “Trust”)

Commission File Number 811-23207

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about May 7, 2021, captioned “Change of Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:	Mr. Jason B. Moore, President Brinker Capital Destinations Trust 1055 Westlakes Drive, Suite 250 Berwyn, PA 19312

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529